Exhibit 9.1

                                               _________________, 1996

Investors Bank & Trust Company
Financial Product Services
One Lincoln Plaza
Boston, MA  02205-1537

         Re: Transfer Agency and Service Agreement dated August 1, 1991 by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. and Investors Bank & Trust Co. (the "Agreement")

Ladies and Gentlemen:


         Pursuant to Article 17 of the Agreement, GMO Trust (the "Company") hereby notifies you that it has established an two additional series of shares, namely, the "GMO Small Cap Growth Fund" (formerly the GMO Conservative Equity Fund) and the "GMO Inflation Indexed Bond Fund" (formerly the GMO Core Emerging Country Debt Fund) (collectively, the "New Funds"), with respect to each of which the Company and the manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.


         If you agree to so serve as transfer agent for each of the New Funds, kindly sign and return to the Company the enclosed counterpart hereof, whereupon each New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

                                            Very truly yours,

                                            GMO TRUST

                                            By__________________________________
                                               Name:
                                               Title:

                                            GRANTHAM, MAYO, VAN OTTERLOO & CO.

                                            By__________________________________
                                               Name:
                                               Title:
The foregoing is hereby accepted and agreed.

INVESTORS BANK & TRUST COMPANY

By__________________________________
   Name:
   Title: